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                                                                    EXHIBIT 99.1


NEWS RELEASE                                         EASTERLY INVESTOR RELATIONS


                                        Client: Rutherford-Moran Oil Corporation


FOR IMMEDIATE RELEASE                 Contacts: Dave Chavenson, CFO
                                                Rutherford-Moran Oil Corporation
                                                713-622-5555

                                                Ken Dennard, Easterly I.R.
                                                kdennard@easterly.com
                                                713-529-6600


                        RUTHERFORD-MORAN ANNOUNCES MERGER
                       AGREEMENT WITH CHEVRON CORPORATION

DECEMBER 23, 1998 - HOUSTON, TEXAS - Rutherford-Moran Oil Corporation (NASDAQ:RMOC) announced today that it has entered into a definitive merger agreement with Chevron Corporation (NYSE:CHV) pursuant to which Chevron will acquire all the outstanding shares of Rutherford-Moran for approximately $91 million in Chevron common stock, representing a value of approximately $3.50 for each fully diluted share of Rutherford-Moran common stock, and the assumption of debt (including all liabilities) totaling over $302 million.

     The merger is subject to a number of conditions, including execution of a new joint operating agreement with Pogo Producing Company (NYSE:PPP), Rutherford-Moran's joint venture partner in the Block B8/32 concession of the Gulf of Thailand, which would allow for Chevron to assume operatorship of the concession from Pogo. No understandings or agreements have yet been reached with respect to such an agreement. The merger agreement is also conditioned upon Chevron reaching an agreement with Palang Sophon Limited, the other partner in the concession, to acquire at least a five percent interest in the concession from them. Palang Sophon Ltd. is controlled by a director of Rutherford-Moran and Rutherford-Moran is optimistic that Chevron and Palang will reach such an agreement.

     The merger agreement will also require the approval of the stockholders of Rutherford-Moran. Chevron's stockholders will not need to approve the merger agreement. While the parties expect to consummate the merger by April 1999, no assurances can be given that all conditions will be satisfied prior to such time, or that the merger will be consummated. The issuance of Chevron shares in the merger also requires the approval of the Chevron Board of Directors which is expected at the regular meeting scheduled for the end of January. In the event


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that the issuance of shares is not approved by the Chevron board,
Rutherford-Moran would have the option to proceed with the merger on a cash basis at the same per share amount.

     Rutherford-Moran also reported on the status of its financial resources and liquidity. Rutherford-Moran said that its ongoing exploration and development activities in Block B8/32 of the Gulf of Thailand continue to require funding and that it expects to exhaust its currently available cash reserves and available bank credit in February 1999. Rutherford-Moran currently has outstanding debt totaling approximately $302 million, of which approximately $182 million has been borrowed under a bank credit facility with its lender. While its lender has indicated that it is not currently willing to increase the commitment under the facility, the merger agreement provides that upon the satisfaction of most conditions, including reaching a new joint operating agreement with Pogo Producing Company, Chevron would provide Rutherford-Moran with an interim financing facility. In the event of the termination of the merger agreement with Chevron or if the conditions to the interim financing facility are not satisfied, Rutherford-Moran indicated that no assurances can be given that it will be able to obtain financing sufficient under those circumstances to fund its ongoing operations.

     In connection with entering into the merger agreement, the Company's lender has also agreed to return warrants to purchase approximately 2,100,000 shares of the Company's common stock at an exercise price of $.01 per share prior to Closing. If the agreement with Chevron is terminated, the warrants would remain outstanding.

     Patrick R. Rutherford, Jr. and John A. Moran, the two principal shareholders who hold approximately 75% of the outstanding shares, have agreed to vote their shares in favor of the merger and have granted Chevron proxies to vote their shares in connection with the merger or any other acquisition proposals involving Rutherford-Moran. These shareholders have also granted Chevron an option to purchase their Rutherford-Moran shares for the same per share price provided for in the merger agreement. If Chevron exercises the option, most of the conditions to Chevron's obligation to consummate the merger would be deemed satisfied or waived.

     Rutherford-Moran Oil Corporation is an independent energy company that concentrates its activities in Southeast Asia. Currently, the Company's exploration and development activities


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are conducted through its subsidiary, Thai Romo Limited, a limited liability company existing under the laws of Thailand and its affiliate, B8/32 Partners, Ltd.

     Certain statements in this news release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties, and other factors which may cause the actual results, performance, or achievements of Rutherford-Moran Oil Corporation to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: the volatility of oil and gas prices, the Company's ability to replace its oil and gas reserves, the Company's need for and availability of substantial additional capital resources, the Company's substantial indebtedness, the reliance upon estimates of proved reserves, operating hazards and uninsured risks, competition, government regulation, and the ability of the Company to implement its business strategy. These factors are discussed in more detail in the Company's recent Form 10-K and Form 10-Q filing with the Securities and Exchange Commission.


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